SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SmartForce Public Limited Company

(Exact Name of Registrant as Specified in its Charter)

Republic of Ireland	N/A

(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

20 Industrial Park Drive, Nashua, NH	03062

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	Not Applicable (If applicable)

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

None	None

     Securities to be registered pursuant to Section 12(g) of the Act:

Subscription Rights

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2. Exhibits.
SIGNATURE
Exhibit Index

     This Amendment No. 1 on Form 8-A/A (the “Amendment”) amends and supplements Item 1 and Item 2 of the Registration Statement on Form 8-A (the “Registration Statement”) filed by SmartForce Public Limited Company, a public limited liability company organized under the laws of the Republic of Ireland (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) on October 5, 1998 (File No. 000-25674), which was filed in connection with the Registrant’s adoption of a Declaration of Subscription Rights, dated as of October 4, 1998 (the “Rights Plan”), as amended. Except as amended hereby, there are no other changes to the Registration Statement.

Item 1.  Description of Registrant’s Securities to be Registered.

     Item 1 of the Registration Statement is hereby amended to add the following paragraphs at the end thereof:

     Pursuant to the Amendment to Declaration of Subscription Rights, dated as of June 10, 2002 (“Amendment No. 1”), the Registrant amended the Rights Plan to provide that (i) SkillSoft Corporation (“SkillSoft”) or any person or entity affiliated therewith and Slate Acquisition Corp. (“Slate”) would not be deemed an “Acquiring Person”, as such term is defined in the Rights Plan, by reason of any transactions consummated pursuant to the Agreement and Plan of Merger, dated as of June 10, 2002, among the Registrant, SkillSoft and Slate (the “Merger Agreement”), the SmartForce Shareholder Voting Agreements, each dated as of June 10, 2002, among SkillSoft and certain shareholders of the Registrant (the “Voting Agreements”) or the SkillSoft Option Agreement, dated as of June 10, 2002, between the Registrant and SkillSoft (the “Option Agreement”), (ii) the transactions consummated pursuant to the Merger Agreement, the Voting Agreements or the Option Agreement would not be deemed a “Distribution Date”, as such term is defined in the Rights Plan and (iii) the execution and delivery of and the transactions consummated pursuant to the Merger Agreement, the Voting Agreements or the Option Agreement would be excluded from the definition of a “Shares Acquisition Date”, as such term is defined in the Rights Plan.

     Pursuant to the Second Amendment to Declaration of Subscription Rights, dated as of October 9, 2002 (“Amendment No. 2”), the Registrant amended the Rights Plan to exclude Warburg, Pincus Ventures, L.P. (“WPV”) and any person or entity affiliated therewith (“WPV Affiliates”) from the definition of “Acquiring Person”, as such term is defined in the Right Plan, provided that neither WPV nor the WPV Affiliates (either individually or in the aggregate) becomes the beneficial owner of more than 29% of the Registrant’s ordinary shares then in issue. Amendment No. 2 further deletes references in the Rights Plan to “IR9.375p” and replaces such references with “€0.11.”

     Amendment No. 1 and Amendment No. 2 are attached hereto as Exhibit 4.2 and Exhibit 4.3, respectively, and each is incorporated herein by reference. The foregoing description of each of Amendment No. 1 and Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

Item 2.  Exhibits.

     Item 2 of the Registration Statement is amended to add the following exhibits thereto:

Exhibit No.	Description

4.2	Amendment to Declaration of Subscription Rights, dated as of June 10, 2002 (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2002).

4.3	Second Amendment to Declaration of Subscription Rights, dated as of October 9, 2002 (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2002).

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 18, 2002	SMARTFORCE PUBLIC LIMITED COMPANY (Registrant)

	By:	/s/ Charles E. Moran Charles E. Moran President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

4.1	Rights Declaration, which includes as Exhibit A the Form of Subscription Rights Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on October 5, 1998 (File No. 000-25674)).

4.2	Amendment to Declaration of Subscription Rights, dated as of June 10, 2002 (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2002).

4.3	Second Amendment to Declaration of Subscription Rights, dated as of October 9, 2002 (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2002).